EXHIBIT 99.1

SUMMARY OF 2005 INCENTIVE BONUS PLAN

          The 2005 Incentive Bonus Program (the “Bonus Program”) of Cost-U-Less, Inc. (the “Company”) rewards achievement at specified levels of financial and individual performance.

          Under the Bonus Program, and consistent with the 2004 predecessor program, each of the Company’s executive officers (excluding its chief executive officer) is eligible to receive a bonus based on a combination of the Company’s earnings from operations improvement over the prior fiscal year, as defined by the compensation committee of the board of directors of the Company, and a percentage of such employee’s salary based on departmental performance and the Company’s net income compared to its operating plan.

          Each store manager is eligible to receive a bonus based on a combination of store profitability, store gross margin return on inventory investment, and the Company’s operating income, all compared to the Company’s operating plan. Each corporate and depot-based key employee is eligible to receive a bonus based on departmental performance and the Company’s net income compared to its operating plan.

          The compensation committee’s approval of the Bonus Program shall not be deemed to create an enforceable agreement between the Company and any employee or executive officer, and the compensation committee retains discretion to reduce or refuse to authorize any awards under the Bonus Program despite attainment of any specific objectives. No rights to any awards shall be deemed to exist unless and until the compensation committee or, with respect to non-executive officers, management authorizes payment of any awards under the Bonus Program following the completion of any fiscal year measurement periods.

5